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                                   EXHIBIT 8.1

                  [Letterhead of Brown Rudnick Freed & Gesmer]



                                                              November 29, 2001

Zoom Telephonics, Inc.
207 South Street
Boston, MA  02111

                  RE:      DOMESTICATION

Ladies and Gentlemen:

         This opinion is being delivered to you, Zoom Telephonics, Inc., a Canadian corporation (the "Company"), in connection with the Company's change of jurisdiction of incorporation from Canada to the State of Delaware, through a process called a continuation in Canada and a domestication in Delaware (the "Domestication"), as described in the Registration Statement on Form S-4 (the "Registration Statement") the Company is filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). After the Domestication, each outstanding share of common stock of the Company will be converted into a common share of Zoom Telephonics, Inc., a to-be-formed Delaware corporation ("Zoom Delaware"). Except as otherwise provided, capitalized terms not defined herein have the meanings ascribed to them in the Registration Statement and the Proxy Statement/Prospectus, which is contained in and made part of the Registration Statement (the "Proxy Statement/Prospectus"), and in the exhibits thereto or in the letter delivered to Brown, Rudnick, Freed & Gesmer by the Company containing certain facts and representations of the Company relevant to this Opinion (the "Representation Letter").

         This tax opinion (the "Opinion") is being rendered pursuant to the requirements of Item 21(a) of Form S-4 under the Securities Act. In rendering this Opinion, we have reviewed, we are familiar with, and we have relied upon
(i) the Registration Statement and the Proxy Statement/Prospectus, (ii) the Representation Letter, and (iii) such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate in order to enable us to render this Opinion.

         In rendering this Opinion, we have assumed the following (without any independent investigation, verification, or review thereof):


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Zoom Telephonics, Inc.
November 29, 2001
Page 2


         (1) The legal capacity of all natural persons, the authenticity of original documents submitted to us, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of such copies, the genuineness of all signatures, and the due execution and delivery of all documents;

         (2) The truth and accuracy at all relevant times of the representations, warranties, and statements of facts made or to be made by the Company and its management, employees, officers, directors, and shareholders in connection with the Domestication, including but not limited to those set forth in the Registration Statement, the Proxy Statement/Prospectus, and the Representation Letter (and that any such representation, warranty, or statement made "to the best of the knowledge and belief" (or similar qualification) of any person or party is correct without such qualification);

         (3) The Domestication will be reported as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended;

         (4) All parties to the Domestication have acted, and will act, in accordance with the terms of the relevant document, and the transactions contemplated by the Domestication will be completed pursuant to the terms and conditions set forth in the relevant documents without the waiver or modification of any such terms or conditions; and

         (5) As to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement.

         Based upon the assumptions, and subject to the limitations and qualifications set forth herein, it is our opinion that the discussion in the Proxy Statement/Prospectus included as part of the Registration Statement under the caption "Tax Consequences of the Continuation - United States Federal Income Tax Consequences" (the "Tax Section") is a fair and accurate summary of the matters addressed therein based upon current law and the facts and assumptions stated or referred to therein.

         Because this Opinion is being delivered prior to the effective time of the Domestication, it must be considered prospective and dependent upon future events. There can be no assurance that changes in the law will not take place that could affect the United States Federal income tax consequences of the Domestication or that contrary positions may




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Zoom Telephonics, Inc.
November 29, 2001
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not be taken by the Internal Revenue Service. Moreover, should there be any material inaccuracy in any representations, assumptions, or qualifications on which this Opinion is based, the tax consequences of the Domestication could be substantially and adversely different from those set forth in this Opinion. No opinion is expressed as to any United States Federal income tax consequence other than as described in the Tax Section. No opinion is expressed as to any tax consequences under Canadian law, or any other foreign, Federal, state, or local tax law.

         While our opinions and views expressed herein are based upon our best interpretations of existing sources of law and express what we believe a court would conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings. Furthermore, our opinions are based on existing law. No assurance can be given that legislative, regulatory, or administrative changes, or court decisions, which may or may not be retroactive with respect to transactions completed prior to the effective dates of such changes, will not significantly affect the tax consequences to the parties. Although we believe that all of the factual assumptions and representations upon which we have relied are warranted, we can give no assurance that the Internal Revenue Service would agree.

         We hereby consent to the filing of this Opinion as an exhibit to the Registration Statement. By giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder (the "Rules"), nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the Securities Act or the Rules.

         This Opinion may not be relied upon except with respect to the consequences specifically discussed herein. By rendering this Opinion, we undertake no responsibility to update this Opinion after the date hereof for any reason, including but not limited to any new or changed facts or law that come to our attention after the date hereof. This Opinion is being delivered to you solely in connection with the Proxy Statement/Prospectus and is intended solely for the benefit of the Company.



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Zoom Telephonics, Inc.
November 29, 2001
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         This Opinion may not be relied upon or utilized for any other purpose or by any other person or entity without our prior written consent.


                          Very truly yours,

                          BROWN, RUDNICK, FREED & GESMER
                          By:  Brown, Rudnick, Freed & Gesmer, P.C., a Partner



                          By:      /s/ Kenneth R. Goldberg
                                   --------------------------------------------
                                   Kenneth R. Goldberg, a Member duly authorized

KRG/FDM/SPD